Exhibit 10.7

Executive Officer Compensation

The annual base salaries for our executive officers as of January 1, 2019 are as follows:

Name	Title
Vivek Jain	Chairman of the Board and Chief Executive Officer	$650,000
Christian Voigtlander	Chief Operating Officer	$420,000
Scott E. Lamb	Chief Financial Officer	$395,150
Alison D. Burcar	Corporate Vice President, Product Strategy IV Consumables	$315,000
Virginia Sanzone	Corporate Vice President, General Counsel	$300,000